Exhibit 99.1

PILGRIM'S PRIDE REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL 2011

GREELEY, CO, July 29, 2011 – Pilgrim's Pride Corporation (NYSE: PPC) today reported a net loss of $128.1 million, or $0.60 per share, on net sales of $1.9 billion for the second quarter ended June 26, 2011.  For the comparable quarter a year ago, the company reported net earnings of $32.9 million, or $0.15 per share, on total sales of $1.7 billion.

“Our second-quarter financial results reflect the significant challenges facing our industry this year from the combination of record-high feed costs, weaker-than-expected consumer demand and an oversupply of chicken,” said Bill Lovette, president and chief executive officer.  “Pilgrim’s total feed-ingredient purchases through the first six months of 2011 were more than $400 million higher than a year ago.  At this time of year we are usually benefitting from stronger market pricing and increased demand from both foodservice and retail, but to date neither that demand nor pricing has materialized.”

Market prices for some key chicken products were down sharply compared to a year ago.  Boneless skinless breast meat in the second quarter averaged $1.34 per pound versus $1.61 a year ago, while the market price for wings was $0.77, compared to $1.23/lb. last year.  The average market price for leg quarters was $0.46/pound, up $0.10 from a year ago, while Georgia Dock prices stayed essentially flat at $0.865/lb.

At the same time, feed-ingredient costs climbed dramatically.  Market prices for corn averaged $6.99 per bushel, up 92.5% from a year ago, while soybean meal averaged $361.15 per ton, a 29.4% increase. Feed ingredient purchases, which represent the largest component of Pilgrim’s cost of goods sold, were nearly $255 million higher during the quarter than the year-ago period.  The company recognized $5.7 million in net mark-to-market losses related to changes in the fair value of its derivatives during the second quarter, as corn prices dropped sharply in late June as the quarter closed.

Lovette said that Pilgrim’s is making structural changes in its book of business in order to share the cost burden from higher grain prices.  The company is in discussion with customers to move toward a more viable business model that ties pricing for chicken products closer to the market, such as through a combination of market- and cost-based pricing.

During the second quarter, Pilgrim’s sales and volume in foodservice and retail rose slightly.  Export demand remained very strong during the quarter, with sales, volume and pricing hitting all-time highs for the period.  Year-to-date export sales are up 65% and volumes have climbed 50% -- far outpacing growth in overall U.S. chicken exports.

“Our partnership with JBS USA is helping us enter new markets and increase our penetration in many existing markets,” Lovette explained, noting that Pilgrim’s share of the U.S. export market for chicken has climbed from 17% to 24%.

He said the company is making good improvement toward its target of $400 million annualized improvement in plant costs and yield improvements by end of 2011.  Through the first six months of the year, Pilgrim’s had achieved an estimated $270 million in annualized improvement.  In addition, Pilgrim’s is moving closer to its goal of performing in the top 25% of chicken companies as measured by Agristats, an industry benchmarking service.

“This is a clear sign that we are focused on the right things that can move the needle for us, including improving the mix impact.  We need to capture every opportunity to improve our business and maximize the sales mix from each bird that comes through our plants,” he said.

In addition, Pilgrim’s cost-reduction efforts are continuing, as Selling, General & Administrative (SG&A) expense as a percent of sales was 2.7%, down from 3.7% a year ago.  The company also continues to realize synergies from its integration with JBS USA.  To date, the two companies have captured an estimated $258 million in combined synergies through areas such as transportation and logistics, purchasing, information technology and insurance.

On June 24, Pilgrim’s announced an amendment to the financial covenants in its credit facility.  The amendment suspends the existing fixed-charge coverage covenant and the senior secured debt covenant until the fourth quarter of fiscal 2012 and sets certain financial covenant levels at terms more favorable to the company.  In support of that agreement, JBS USA provided a $50 million loan to Pilgrim’s.

“This is an unprecedented time for our industry,” Lovette said. “But industry production cuts are accelerating, with egg sets so far in July declining 6% when compared to a year ago.  At the same time, we remain focused on the fundamentals of our business – improving yields and sales mix, reducing costs and operating more efficiently.  We have attracted new talent in key leadership positions, and we are showing good improvement in those areas of our business that we can control.  We have ample liquidity and the amendment to our financial covenants gives us runway to significantly improve our business and to position Pilgrim’s as a much leaner and better managed company for 2012.”

For the first six months of fiscal 2011, Pilgrim’s reported a net loss of $248.9 million, or $1.16 per share, on sales of $3.8 billion.  This compares to a net loss of $12.6 million, or $0.06 per share for the comparable period in 2010.  The year-ago results included net reorganization expenses of $18.5 million and administrative restructuring expenses of $52.7 million.

Conference Call Information
A conference call to discuss the company's quarterly results will be held today at 11 a.m. Eastern.  To listen live via telephone, call toll-free 800-441-0022, passcode 8443047.  International callers should dial 719-325-2431, passcode 8443047.  The presentation will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=80734. (Please copy and paste the link into the browser.)

Additionally, the company will post a slide presentation on its website at http://www.pilgrims.com which may be viewed by listeners in connection with today’s conference call.  The webcast will be available for replay within approximately two hours of the conclusion of the call.  A toll-free telephone replay will be available that same day beginning at approximately noon Mountain time by calling 888-203-1112, passcode 8443047. International callers may dial 719-457-0820, passcode 8443047.  The replay will be available for 30 days.

About Pilgrim’s Pride
Pilgrim's employs approximately 42,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico.  The Company's primary distribution is through retailers and foodservice distributors.  For more information, please visit http://www.pilgrims.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the company’s business plan to achieve desired cost savings and profitability;  the ability of the company to achieve the anticipated synergistic gains from the sale of 64% of its common stock to JBS USA Holdings, Inc; the ability of the company to re-open its idled facilities in the manner and on the time schedule planned due to, among other things, the company’s  dependence on commodity prices and economic conditions; future pricing for feed ingredients and the company’s products; additional outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim’s Pride’s substantial leverage; restrictions imposed by, and as a result of, Pilgrim’s Pride’s substantial leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010
	(In thousands, except per share data)

Net sales	$1,922,690	$1,707,568	$3,815,166	$3,350,486
Cost of sales	1,968,918	1,575,077	3,914,504	3,165,976

Gross profit (loss)	(46,228)	132,491	(99,338)	184,510

Selling, general and administrative expense	52,478	63,718	106,144	112,319
Administrative restructuring charges, net	-	16,882	-	52,701

Operating income (loss)	(98,706)	51,891	(205,482)	19,490

Interest expense	27,426	26,115	54,933	54,535
Interest income	(278)	(627)	(988)	(1,174)
Miscellaneous, net	(1,392)	(4,504)	(5,198)	(6,829)

Income (loss) before reorganization items and income taxes	(124,462)	30,907	(254,229)	(27,042)
Reorganization items, net	-	(2,178)	-	18,541

Income (loss) before income taxes	(124,462)	33,085	(254,229)	(45,583)
Income tax (expense) benefit	3,470	(1,503)	(6,402)	(34,807)

Net income (loss)	(127,932)	34,588	(247,827)	(10,776)
Less: Net income attributable to noncontrolling interests	209	1,670	1,074	1,853

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(128,141)	$32,918	$(248,901)	$(12,629)

Weighted average shares of common stock outstanding:
Basic	214,282	214,282	214,282	214,282
Diluted	214,282	214,282	214,282	214,282

Net income (loss) per share of common stock outstanding:
Basic	$(0.60)	$0.15	$(1.16)	$(0.06)
Diluted	$(0.60)	$0.15	$(1.16)	$(0.06)

PILGRIM’S PRIDE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	June 26,	December 26,
	2011	2010
	(In thousands)

Cash and cash equivalents	$34,564	$106,077
Restricted cash and cash equivalents	61,483	60,953
Investment in available-for-sale securities	824	1,554
Trade accounts and other receivables, less allowance for doubtful accounts	364,995	321,300
Account receivable from JBS USA, LLC	13,708	465
Inventories	967,067	1,029,254
Income taxes receivable	57,835	58,465
Current deferred tax assets	3,612	3,476
Prepaid expenses and other current assets	96,289	81,250
Assets held for sale	48,162	47,671

Total current assets	1,648,539	1,710,465

Investment in available-for-sale securities	12,224	11,595
Deferred tax assets	32,303	22,609
Other long-lived assets	64,804	67,143
Identified intangible assets, net	46,954	48,950
Property, plant and equipment, net	1,358,378	1,358,136

Total assets	$3,163,202	$3,218,898

Accounts payable	$335,009	$329,780
Account payable to JBS USA, LLC	13,073	7,212
Accrued expenses and other current liabilities	315,123	297,940
Income taxes payable	2,292	6,814
Current deferred tax liabilities	38,744	38,745
Current maturities of long-term debt	15,607	58,144

Total current liabilities	719,848	738,635

Long-term debt, less current maturities	1,448,280	1,281,160
Note payable to JBS USA Holdings, Inc.	50,000	-
Deferred tax liabilities	3,612	3,476
Other long-term liabilities	113,765	117,031

Total liabilities	2,335,505	2,140,302

Common stock	2,143	2,143
Additional paid-in capital	1,443,186	1,442,810
Accumulated deficit	(596,074)	(348,653)
Accumulated other comprehensive loss	(24,368)	(23,637)

Total Pilgrim’s Pride Corporation stockholders’ equity	824,887	1,072,663

Noncontrolling interest	2,810	5,933

Total stockholders’ equity	827,697	1,078,596

Total liabilities and stockholders' equity	$3,163,202	$3,218,898

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

Note:  “EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010
	(In thousands, except per share data)		(In thousands, except per share data)

Net loss from continuing operations	$(127,932)	$34,588	$(247,827)	$(10,776)

Add:
Income tax expense (benefit)	3,470	(1,503)	(6,402)	(34,807)
Interest expense, net	27,148	25,488	53,945	53,361
Depreciation and amortization	52,223	59,705	103,075	117,473
Minus:
Amortization of capitalized loan costs	2,250	3,761	4,493	7,541

EBITDA	(47,341)	114,517	(101,702)	117,710

Add:
Restructuring charges	-	16,882	-	52,701
Reorganization items, net	-	(2,178)	-	18,541
Minus:
Net income attributable to noncontrolling interest	209	1,670	1,074	1,853
Adjusted EBITDA	$(47,550)	$127,551	$(102,776)	$187,099